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                                                                     Exhibit 2.1


                           STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the "Agreement"), dated as of April 3, 2000, is between American TeleSource International, Inc., a Texas corporation ("Seller") and American TeleSource International Inc., a Delaware corporation ("Purchaser").


                                  WITNESSETH:

WHEREAS, Seller owns 100% of the issued and outstanding shares of GlobalSCAPE, Inc., a Delaware corporation ("GlobalSCAPE") and wishes to sell its stock of GlobalSCAPE to Purchaser, and Purchaser wishes to purchase Sellers' stock of GlobalSCAPE.


NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:


                                  ARTICLE I.
                               Purchase and Sale

1.1 Purchase and Sale of Stock. Subject to and upon the terms and conditions contained herein, effective April 3, 2000 ("Closing"), Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances, all of the issued and outstanding stock of GlobalSCAPE (the "Stock") and Purchaser shall purchase, accept and acquire from the Seller, the Stock.


1.2 Purchase Price. The total consideration for the transfer of the Stock ("Purchase Price") shall be Six Million Dollars ($6,000,000.00) in the form of a Promissory Note in favor of Seller and delivered at Closing, in the form attached as Exhibit A.


                                  ARTICLE II.
                 Representations and Warranties of the Seller

     Seller represents and warrants that the following are true and correct as of the Closing:


2.1 Authorization and Validity. This Agreement and each other agreement, instrument and document contemplated hereby has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The Seller has the legal capacity to enter into this Agreement and the other documents, instruments and agreements to be executed and delivered in connection herewith.

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2.2  Ownership of the Stock. Seller owns, beneficially and of record, good and valid title to the Stock, free and clear of all security interests, liens, adverse claims or encumbrances. At the Closing, the Seller will convey to Purchaser good and valid title to the Stock, free and clear of any security interests, liens, adverse claims or encumbrances. The Stock represents all of the shares of common stock of GlobalSCAPE owned by the Seller.


2.3 Capitalization. The authorized capital stock of GlobalSCAPE consists of 17,000,000 shares of common stock, par value $.001 per share, of which 1,700,000 shares are issued and outstanding. All of issued and outstanding shares of capital stock of GlobalSCAPE are duly authorized, validly issued, fully paid and nonassessable. Pursuant to the GlobalSCAPE, Inc. 1998 Stock Option Plan, there are options to purchase 339,999 shares of common stock of GlobalSCAPE, of which 242,856 are vested and 97,143 are unvested. There are no other options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of GlobalSCAPE.


                                 ARTICLE III.
                  Representations and Warranties of Purchaser

     Purchaser represents and warrants that the following are true and correct as of the Closing:


3.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.


3.2 Authorization and Validity. The execution, delivery and performance by Purchaser of this Agreement and the other agreements, instruments and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement, instrument and document contemplated hereby have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.


3.3 No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements, instruments and documents contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will conflict with, or result in a violation of breach of the terms, conditions and provisions of, or constitute a default under, the Articles of

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Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound.


                                  ARTICLE IV.
                              Closing Deliveries

4.1 Deliveries of the Sellers and GlobalSCAPE. At the Closing, the Seller shall deliver to the Purchaser certificates representing the Stock, duly endorsed and in proper form for transfer to Purchaser by delivery under applicable law, or accompanied by duly executed instruments of transfer in blank.


4.2 Deliveries of Purchaser. At the Closing, Purchaser shall deliver to the Seller the Purchase Price.


                                  ARTICLE V.
                                 Miscellaneous

5.1 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.


5.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto.


5.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.


5.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.


5.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid

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or unenforceable provision, there shall be added automatically as part of this
Agreement a provision similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


5.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, schedule or other instrument delivered by or on behalf of the Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Seller or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the closing for a period of two years.


5.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING STOCK PURCHASE AGREEMENT
- CONFLICTS OF LAWS) OF THE STATE OF TEXAS, U.S.A., AND BOTH PARTIES IRREVOCABLY CONSENTS TO THE JURISDICTION OF STATE COURTS SITTING IN BEXAR COUNTY, TEXAS FOR ANY DISPUTE ARISING UNDER OR IN RELATION TO THIS AGREEMENT OR THE NOTE.


5.8 Section Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

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EXECUTED as of the date first above written.


                              PURCHASER:

                              AMERICAN TELESOURCE INTERNATIONAL,
                              INC., a Delaware corporation



                              By:________________________________________
                                 Arthur L. Smith, Chief Executive Officer



                              SELLER:

                              AMERICAN TELESOURCE INTERNATIONAL,
                              INC., a Texas corporation

                              By:________________________________________
                                 Arthur L. Smith, President